Exhibit 5.1

Goodwin Procter LLP
601 Marshall St
Redwood City, CA 94063
goodwinlaw.com
+1 650 752 3100

May 19, 2022

Forge Global Holdings, Inc.

415 Mission Street

Suite 5510

San Francisco, CA 94105

Re:    Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on April 18, 2022 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Forge Global Holdings, Inc., a Delaware corporation (the “Company”), of (a) the issuance by the Company of up to 25,853,271 shares (the “Motive Warrant Shares”) of common stock, $0.0001 par value per share (“Common Stock”) that are issuable upon the exercise of 25,853,271 warrants, consisting of (i) 13,799,940 shares of Common Stock issuable upon exercise of warrants that were underlying units issued by Motive Capital Corp (“Motive”) in its initial public offering (“Public Warrants”), (ii) 7,386,667 shares of Common Stock underlying warrants initially issued in a private placement in connection with Motive’s initial public offering (the “Private Placement Warrants”) and (iii) 4,666,664 shares underlying warrants issued in the forward purchase units (the “Forward Purchase Warrants” and collectively, with the Public Warrants and the Private Placement Warrants, the “Motive Warrants”); (b) the issuance by the Company of up to 1,551,495 shares of Common Stock (together with the Motive Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain other warrants (the “Assumed Warrants” and together with the Motive Warrants, the “Warrants”); (c) the issuance by the Company of up to 1,454,131 shares of Common Stock (the “Option Shares”) issuable upon the exercise of certain outstanding options to purchase Common Stock (the “Former Employee Options”); (d) the offer and sale from time to time by selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of the Private Placement Warrants and the Forward Purchase Warrants; (e) the offer and resale from time to time by the Selling Securityholders of up to 13,302,047 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, the Forward Purchase Warrants and the Assumed Warrants; and (f) the offer and sale from time to time by the Selling Securityholders of up to 101,987,248 shares of Common Stock (the “Selling Securityholder Resale Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraphs 1 and 2, we have assumed that before the Warrant Shares and the Option Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares and the Option Shares.

The opinion set forth below is limited to the Delaware General Corporation Law and New York law (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction).

Goodwin Procter LLP
601 Marshall St
Redwood City, CA 94063
goodwinlaw.com
+1 650 752 3100

Based on the foregoing, we are of the opinion that:

1. The Warrant Shares have been duly authorized and, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2. The Option Shares have been duly authorized and, when and if issued upon exercise of the Former Employee Options in accordance with the terms of the Former Employee Options, will be validly issued, fully paid and nonassessable.

3. The Private Placement Warrants and the Forward Purchase Warrants constitute valid and binding obligations of the Company.

3. The Selling Securityholder Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter

GOODWIN PROCTER LLP